Exhibit 99.1

Genasys Inc. Reports Fiscal Second Quarter 2021 Financial Results

Revenues Increase 37% YOY to $11.3 Million

SAN DIEGO, CA – May 13, 2021 – Genasys Inc. (NASDAQ: GNSS), the global leader in critical communications systems and solutions, today announced financial results for the Company's fiscal second quarter ended March 31, 2021.

“Strong performances from our Genasys Emergency Management (GEM) software, Integrated Mass Notification Systems (IMNS) and LRAD® Acoustic Hailing Devices (AHD), business segments fueled the 37% rise in year-over-year revenue,” said Richard S. Danforth, Chief Executive Officer of Genasys Inc. “As compared with fiscal Q2 2020, GEM, IMNS and AHD revenues were up 64%, 45% and 34%, respectively.”

Fiscal Second Quarter 2021 Financial Summary

Fiscal second quarter revenues were $11.3 million, an increase of 37% from prior year quarter.

Gross profit margin was 47.2%, compared with 48.5% in the second quarter of fiscal 2020. The decrease as a percentage of revenue was attributable to a 56% increase in engineering personnel, primarily software- related.

Operating expenses were $4.8 million, up from $3.7 million in the same period a year ago. The increase was largely due to a 67% increase in sales and marketing personnel over the prior year to support future revenue growth opportunities, including opening sales offices in Singapore and the United Arab Emirates.

Net income for the quarter was $0.3 million, or $0.01 per share, a slight decrease from the fiscal 2020 second quarter.

“Revenue growth in our GEM, IMNS and AHD business segments is expected to continue through the second half of fiscal 2021 and into fiscal 2022,” Mr. Danforth added. “With bookings off to a strong start in the fiscal second half, Genasys is on track for record fiscal year bookings, backlog and revenue.”

First Six Months Financial Summary

Revenues for the first six months of fiscal 2021 were $19.3 million, up 13% from $17.1 million in the same period last year.

Gross profit margin was 46.8%, compared with 50.5% in the first six months of fiscal 2020. Gross profit as a percentage of revenue was lower compared to the prior year period primarily due to higher software expenses from the recent addition of the Genasys Communications Canada subsidiary, and additional employees to support the Australia, EU, and enterprise software initiatives.

Operating expenses were $9.2 million, up from $7.6 million in the same period last year largely due to a 67% increase in sales and marketing personnel over the prior year to support future revenue growth opportunities.

Net loss for the first six months was $0.4 million, or $(0.01) per diluted share, compared with net income of $0.9 million, or $0.03 per diluted share, in the first six months of fiscal 2020. The decrease was primarily due to the higher operating expenses, partially offset by the higher revenue, in the current year period.

Cash, cash equivalents and marketable securities totaled $26.4 million on March 31, 2021, compared with $31.4 million on September 30, 2020.

Working capital totaled $26.5 million on March 31, 2021, compared with $29.8 million on September 30, 2020. The decrease in working capital was primarily due to the use of cash to complete the Amika Mobile asset purchase in the first quarter of fiscal 2021.

“Revenues increased globally,” continued Mr. Danforth. “In Europe, the Middle East and Africa; the Asia Pacific; and the Americas, revenues were up 69%, 46% and 4%, respectively, as compared to the first half of fiscal 2020. We expect revenue growth in all our major geographic business areas this fiscal year and in fiscal 2022.”

Select Fiscal Second Quarter 2021 Operating and Business Highlights

•	Opened international offices in Dubai and Singapore as part of planned regional expansion

•	Awarded software services contract from Spain's Ministry of the Interior

•	Announced Government of Canada COVID vaccination tracking software project

•	Received multi-year enterprise software services contract from global automobile manufacturer for its operations in North America

•	Signed a $10 million revolving line of credit with MUFG Union Bank, N.A.

“Our European business development and engineering teams are very active responding to EU Article 110 public warning system requests for proposal from EU member states,” said Mr. Danforth. “The GEM contracts recently received from Riverside County, CA and a global automaker are opening doors to large emergency management and enterprise safety sales opportunities.

“The culmination of key business initiatives to further augment Genasys' technology and product offerings and extend the Company's market reach are anticipated this fiscal year,” Mr. Danforth concluded. “On the strength of the recently announced U.S. Army and Riverside County, CA, awards, as well as other expected GEM, IMNS and AHD orders, Genasys is well-positioned for record fiscal year bookings, backlog and revenue, and poised for long-term business growth.”

We include in this press release Non-GAAP operational metrics of bookings, which we believe provide helpful information to investors with respect to evaluating the Company’s performance. We consider bookings as leading indicators of future revenues and use these metrics to support production planning. Bookings is an internal, operational metric that measures the total dollar value of customer purchase orders executed in a period, regardless of the timing of the related revenue recognition.

Webcast and Conference Call Details

Management will host a conference call to discuss the fiscal second quarter 2021 financial results this afternoon at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. To access the conference call, dial toll-free (888) 390-3967 (U.S. and Canada), or international at (862) 298-0702. A webcast will also be available at the following link: https://www.webcaster4.com/Webcast/Page/1375/41032

Questions to management may be submitted before the call by emailing them to: ir@genasys.com. A replay of the webcast will be available approximately four hours after the presentation on the Events & Presentations page of the Company’s website.

About Genasys Inc.

Genasys™ is a global provider of critical communications systems and solutions to help keep people safe. Genasys provides a multi-channel approach to deliver geo-targeted alerts, notifications, instructions, and information before, during and after public safety threats and critical business events. The Company’s unified critical communications platform includes Genasys Emergency Management (GEM) applications, National Emergency Warning Systems (NEWS), LRAD® long-range voice broadcast systems, and more.

Genasys systems are in service in 72 countries and in more than 500 U.S. cities in diverse applications, including public safety, emergency warning, mass notification, critical event management, defense, law enforcement, homeland security, and other applications. For more information, visit genasys.com.

Forward-Looking Statements

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation the business impact of health crises or outbreaks of disease, such as epidemics or pandemics and how they may affect our supply chain, and other risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. Risks and uncertainties are identified and discussed in our filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from our current expectations. For more information regarding other potential risks and uncertainties, see the “Risk Factors” section of the Company’s Form 10-K for the fiscal year ended September 30, 2020. Genasys Inc. disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

Investor Relations Contacts

Jim Fanucchi and Satya Chillara

Darrow Associates, Inc.

ir@genasys.com

Genasys Inc.
Condensed Consolidated Balance Sheets
(Unaudited - in thousands)

	March 31,
	2021	September 30,
	(unaudited)	2020

ASSETS
Current assets:
Cash and cash equivalents	$18,455	$23,319
Short-term marketable securities	5,474	4,265
Restricted cash	282	282
Accounts receivable, net	5,445	5,442
Inventories, net	6,451	5,949
Prepaid expenses and other	1,082	860
Total current assets	37,189	40,117
Long-term marketable securities	2,450	3,805
Long-term restricted cash	1,190	395
Deferred tax assets, net	10,817	11,095
Property and equipment, net	1,901	1,930
Goodwill	8,380	2,472
Intangible assets, net	3,570	943
Operating lease right of use asset	5,216	5,285
Prepaid expenses and other - noncurrent	195	125
Total assets	$70,908	$66,167

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,555	$1,370
Accrued liabilities	6,994	7,880
Notes payable, current portion	300	300
Operating lease liabilities, current portion	859	771
Total current liabilities	10,708	10,321

Notes payable, less current portion	-	18
Other liabilities, noncurrent	884	293
Operating lease liabilities, noncurrent	6,172	6,395
Total liabilities	17,764	17,027

Total stockholders' equity	53,144	49,140
Total liabilities and stockholders' equity	$70,908	$66,167

Genasys Inc.
Condensed Consolidated Statements of Operations
(Unaudited - in thousands, except per share amounts)

	Three months ended		Six months ended
	March 31,		March 31.
	2021	2020	2021	2020
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$11,301	$8,276	$19,329	$17,058
Cost of revenues	5,964	4,266	10,288	8,446
Gross profit	5,337	4,010	9,041	8,612

Operating expenses:
Selling, general and administrative	3,824	2,732	7,155	5,554
Research and development	960	949	2,026	2,033
Total operating expenses	4,784	3,681	9,181	7,587

Income (loss) from operations	553	329	(140)	1,025
Other income and expense, net	(8)	70	61	166
Income (loss) before income taxes	545	399	(79)	1,191
Income tax expense	283	97	278	269
Net income (loss)	$262	$302	$(357)	$922

Net income (loss) per common share:
Basic and diluted	$0.01	$0.01	$(0.01)	$0.03

Weighted average common shares outstanding:
Basic	33,683	33,095	33,629	33,037
Diluted	34,779	33,733	33,629	33,709